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                                                                    Exhibit 3.1C

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          IMCLONE SYSTEMS INCORPORATED

                Under Section 242 of the General Corporation Law
                            Of the State of Delaware



 The undersigned, being the President and CEO of IMCLONE SYSTEMS INCORPORATED, a

Delaware corporation (the "Corporation") DOES HEREBY CERTIFY as follows:

        FIRST: This Certificate of Incorporation of the Corporation is
                       hereby amended so that Article

FOURTH (a) shall read in its entirety as follows:

                  "FOURTH: (a) The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred million (200,000,000) shares of Common Stock with a par value of one tenth of one cent ($.001) per share and four million (4,000,000) shares of Preferred Stock with a par value of one dollar ($1.00) per share"

         SECOND: That such amendment was duly adopted by the Board of Directors of the Corporation and by the Stockholders of the Corporation in accordance with

Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS THEREOF, this Certificate of Amendment to the Certificate of

Incorporation has been signed, and the statements made herein affirmed as true under the penalties of perjury, this 9th day of August 2002.


                                                     /S/ Harlan W. Waksal
                                                     ---------------------------
                                                     Harlan W. Waksal
                                                     President and CEO
/S/ Daniel S. Lynch
-------------------------
Daniel S. Lynch
Secretary